024 Putnam OTC & Emerging Growth Fund attachment
1/31/05 Semi-Annual

77C
Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected as follows:

				Votes			Votes
				For			Withheld
Jameson A. Baxter             127,428,890              6,510,568
Charles B. Curtis             127,424,651              6,514,807
Myra R. Drucker               128,371,063              5,568,395
Charles E. Haldeman, Jr.      128,365,386              5,574,072
John A. Hill                  127,379,342              6,560,116
Ronald J. Jackson             127,510,658              6,428,780
Paul L. Joskow                127,412,065              6,527,393
Elizabeth T. Kennan           127,411,746              6,527,712
John H. Mullin, III           127,405,647              6,533,811
Robert E. Patterson           127,428,010              6,511,448
George Putnam, III            127,408,304              6,531,154
A.J.C. Smith*                 127,376,458              6,563,000
W. Thomas Stephens            127,371,948              6,567,510
Richard B. Worley             128,420,560              5,518,898

January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was defeated as follows:

                         Votes         Votes
                         For           Against           Abstentions
                         82,251,366    10,811,941        41,229,806

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

                          Votes           Votes
                          For             Against         Abstentions
                          83,443,974      9,556,120       41,293,019

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was defeated as follows:

                           Votes            Votes
                           For              Against         Abstentions
                           88,736,871       4,633,513       40,922,729

A proposal to approve an amendment to your funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

                            Votes             Votes
                            For               Against        Abstentions
                            85,969,202        6,164,243      42,159,668



* Mr. Smith resigned from the Board of Trustees on January 14,
2005.
All tabulations are rounded to nearest whole number.